UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2005
Unocal Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-8483	95-3825062

(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer No.)

6001 Bollinger Canyon Road, San Ramon, CA	94583

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (925) 842-1000
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     Effective as of September 28, 2005, the Unocal Deferred Compensation Plan of 2005 (the “Plan”), a plan which provides a group of management or highly compensated employees of Unocal Corporation (“Unocal”) with the opportunity to defer the receipt of certain cash compensation, was amended by Unocal. Material changes to the Plan made pursuant to the amendment include: (i) establishing a $10,000 minimum threshold for installment payments to plan participants (“Participants”) and granting the Plan Administrator discretion in applying the rules regarding mandatory distribution of small account balances and authority to adopt additional rules and procedures, (ii) carrying over the distribution elections made by participants in the Unocal Deferred Compensation Plan and still in effect at the end of 2003 for participants who did not make an election in 2004 for any money deferred in Plan Year 2005 or later and (iii) granting Unocal’s Administrative Committee the authority to allow Participants to make a revocation of election. On September 28, 2005, Chevron Corporation (“Chevron”) assumed sponsorship of the Plan and all obligations to pay deferred compensation to Participants. Unocal is a wholly-owned subsidiary of Chevron.
Item 2.01 Completion of Acquisition or Disposition of Assets
     On September 27, 2005, Unocal Canada Limited (“Unocal Canada”) and Unocal Canada Alberta Hub Limited (“Unocal Alberta” and, together with Unocal Canada, the “Unocal Canada Companies”), both wholly-owned subsidiaries of Unocal Corporation (“Unocal”), sold Northrock Resources Limited (“Northrock”), a wholly-owned subsidiary of the Unocal Canada Companies, to Pogo Producing Company for approximately $1.7 billion pursuant to a sale agreement entered into as of July 8, 2005 (the “Agreement”). The press release announcing the consummation of the sale is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(c)     Exhibits

Number	Exhibit

99.1	Press release dated September 28, 2005 announcing the consummation of the sale of Northrock Resources Limited to Pogo Producing Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 3, 2005

UNOCAL CORPORATION
By	/s/ KARI H. ENDRIES
Kari H. Endries
Assistant Corporate Secretary

EXHIBIT INDEX

Number	Exhibit

99.1	Press release dated September 28, 2005 announcing the consummation of the sale of Northrock Resources Limited to Pogo Producing Company.